Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Mazor Robotics Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-190372) on Form S-8  of Mazor Robotics Ltd. of our report dated April 3, 2014, with respect to the consolidated statements of financial position of Mazor Robotics Ltd. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 20-F of Mazor Robotics Ltd.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Haifa, Israel
April 3, 2014